Exhibit 99.1

FOR IMMEDIATE RELEASE
Pamela M. Murphy
Vice President, Investor Relations & Corporate Communications
(302) 498-6944

Incyte Announces First Quarter Financial Results and Provides Update on Drug Discovery and Development Programs

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

WILMINGTON, Del. — May 4, 2006 — Incyte Corporation (Nasdaq:INCY) today announced its financial results for the first quarter 2006 and reported on the company’s most advanced drug discovery and development programs.

Recent developments include:

▪         The decision to discontinue development of our lead HIV compound, DFC (dexelvucitabine, formerly Reverset) because of an unacceptably high increase in the frequency of grade 4 hyperlipasemia in patients receiving 200 mg DFC without 3TC or FTC.

▪         The filing of an investigational new drug application (IND) for our lead internally developed oral CCR5 antagonist, INCB9471, for development as a treatment for HIV.

▪         The filing of an IND for an internally developed oral inhibitor of 11-beta hydroxysteroid dehydrogenase type 1 (11ßHSD1) for development as a new therapy for Type 2 diabetes.

▪         Continued advancement of a lead follow on oral CCR2 antagonist, INCB8696, which we expect to advance into clinical development later this year.  We intend to develop INCB8696 as a treatment for multiple sclerosis, and possibly for the second undisclosed indication we retained under our recent collaboration with Pfizer.

▪         Continued advancement of two additional compounds, one in inflammation and a second in oncology, with the goal of completing IND-enabling studies for both by year-end.

Financial Results

Cash Position:

As of March 31, 2006, cash, short-term and long-term marketable securities totaled $372.4 million, compared to $345.0 million as of December 31, 2005.

During the first quarter of 2006, the company used $24.3 million in cash and marketable securities, excluding the following:

▪         $40 million upfront payment received from our collaborative research and license agreement with Pfizer;

▪         $10 million received through the purchase of a convertible subordinated note by Pfizer in connection with our collaborative research and license agreement; and

▪         $1.7 million resulting from the increased market value of a strategic investment included in marketable securities.

Revenues

Revenues for the quarter ended March 31, 2006 were $6.5 million as compared to $2.9 million for the same period in 2005.  The increase was the result of revenues recognized under our collaborative research and license agreement with Pfizer.

Net Loss

The net loss for the quarter ended March 31, 2006 was $17.3 million, or $0.21 per share, as compared to $20.1 million, or $0.24 per share, for the same period in 2005.  Included in the net loss for the quarter ended March 31, 2006 was the following:

▪         $5.5 million gain from the sale of a portion of a strategic investment, recorded  in interest and other income, net;

▪         $1.4 million of research and development expense related to termination costs of our DFC program; and

▪         $2.3 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options.

Operating Expenses

Research and development expenses for the quarter ended March 31, 2006 were $24.8 million as compared to $17.8 million for the same period last year.  Included in research and development expenses was a non-cash expense of $1.5 million related to the impact of expensing share-based payments, including employee stock options, and $1.4 million of costs related to our decision to discontinue DFC.  The remaining increase in research and development expense results from the company’s expanded drug discovery and development activities.  The company expects its research and development expenses to vary from quarter to quarter, primarily due to the timing of our clinical development activities.

Selling, general and administrative expenses for the quarter ended March 31, 2006 were $3.9 million as compared to $2.8 million for the same period last year.  Included in selling, general and administrative expenses was a non-cash expense of $0.8 million related to the impact of expensing share-based payments, including employee stock options.

Update on Drug Discovery and Development

Oncology Portfolio

Sheddase Inhibitor

Our lead oral sheddase inhibitor, INCB7839, is in a Phase I/II dose-rising trial in refractory cancer patients with solid tumors such as breast, non-small cell lung, prostate, colorectal and head and neck cancers, all of which may be associated with excessive signaling of epidermal growth factor receptors including HER1, HER2, HER3 and HER4.  In addition to safety, this study will assess the ability of INCB7839 to reduce circulating HER2 extracellular domain levels (ECD) in breast cancer patients.  Elevated levels of ECD are often associated with poor clinical outcomes in these patients and reduction of ECD levels has the potential to provide clear evidence of the impact of INCB7839 on its intended target.  Results from this study are expected in the second half of 2006.  Provided the compound is safe and well-tolerated, we plan to advance the compound into Phase II trials in specific solid tumor types.

New Program

We have identified a lead development candidate for one of our novel oncology programs.  We expect to complete IND-enabling studies for this compound by year-end.

Inflammation Portfolio

CCR2 Antagonist Program

Under our collaborative research and license agreement with Pfizer, we have retained exclusive worldwide rights to certain CCR2 antagonist compounds for two indications, MS and a second indication which, for competitive reasons, we have not disclosed.  We have no obligations to Pfizer on preclinical development candidates we may pursue in these indications.

We expect to complete IND-enabling studies and to begin a Phase I trial in healthy volunteers for our lead compound, INCB8696, in the second half of 2006.

New Program

We also have a lead compound in preclinical development from a novel anti-inflammatory program.  We expect to complete IND-enabling studies for this compound by year-end.

HIV Portfolio

CCR5 Antagonist

The IND for our oral once-a-day CCR5 antagonist compound, INCB9471, has been filed and we are scheduled to begin Phase I clinical testing in healthy volunteers in May.  INCB9471 is an internally developed proprietary compound that in preclinical studies has shown potent anti-HIV activity as well as excellent pharmacokinetic properties.  We expect to complete Phase I testing in healthy volunteers in the second half of 2006 and initiate a Phase IIa trial in treatment-experienced HIV patients.

Diabetes Opportunity

11ßHSD1 Program

We filed the IND for INCB13739 in April and expect to begin single- and multiple-dose Phase I trials in June.  INCB13739 is a highly selective oral small molecule that we believe may offer a new approach to treating Type 2 diabetes as well as related diseases such as dyslipidemia, atherosclerosis, and coronary heart disease.  In addition to safety and tolerability, our Phase I trial will include an assessment of the ability of INCB13739 to inhibit 11ßHSD1 activity in adipose tissue.  Recently published data suggest that 11ßHSD1-mediated production of cortisol within metobolically important tissues such as adipose may play a key role in regulating the body’s resistance to insulin in people with Type 2 diabetes.

Conference Call Information

Incyte will host a conference call on Thursday, May 4, 2006 at 8:30 a.m. ET to discuss the news contained in this release.  The domestic dial-in number is 877-692-2592 and the international dial-in number is 973-582-2700.  The conference ID number is 7309442.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-519-4471 and the dial-in number for international callers is 973-341-3080.  The replay pin number is 7309442.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company with a growing pipeline of novel oral compounds to treat cancer, inflammation, HIV and diabetes.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expectations of advancing its preclinical and clinical compounds, expectations for the timing of the Phase I and Phase IIa clinical trials for Incyte’s CCR5 antagonist compound INCB9471, expectations regarding the timing of completion of IND-enabling studies and Phase I clinical trials for the CCR2 antagonist for the treatment of multiple sclerosis, expectations regarding the timing of completion of IND-enabling studies for the new inflammation compound in preclinical development, the plans and expectations for our Phase I/II and Phase II trials for Incyte’s lead sheddase inhibitor compound, expectations for the timing of completion of IND-enabling studies for Incyte’s new development candidate for cancer, the expected utility and plans and timing for Phase I clinical testing of INCB13739, and the positioning of the company for growth from internal programs are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005.  Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenues
Contract revenues	$5,529	$—
License and royalty revenues	936	2,915

Total revenues	6,465	2,915

Costs and expenses:
Research and development	24,757	17,764
Selling, general and administrative	3,876	2,801
Other expenses	201	343
Total costs and expenses	28,834	20,908

Loss from operations	(22,369)	(17,993)
Interest and other income, net	8,886	2,152
Interest expense	(3,859)	(4,317)
Gain (loss) on certain derivative financial instruments, net	36	(126)

Loss from continuing operations	(17,306)	(20,284)
Income from discontinued operations	—	153

Net loss	$(17,306)	$(20,131)

Basic and diluted net loss per share:
Continuing operations	$(0.21)	$(0.24)
Discontinued operations	—	—
	$(0.21)	$(0.24)

Shares used in computing basic and diluted net loss per share	83,627	83,049

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	March 31, 2006	December 31, 2005

Cash, cash equivalents, and marketable securities	$372,427	$344,971
Total assets	398,756	374,108
Convertible subordinated notes	348,634	341,862
Total stockholders’ deficit	(37,771)	(19,397)